Exhibit 99.1

Contacts:	Basil Maglaris (media)	Christopher Jakubik, CFA (investors)
	847-646-4538	847-646-5494
	news@kraftfoods.com	ir@kraftfoods.com

KRAFT FOODS GROUP PROVIDES FINANCIAL UPDATE AND

ANNOUNCES CHANGE IN POST-EMPLOYMENT BENEFIT STRATEGY

•	Kraft expects approximately $0.15 EPS for Q4 2012, including the impact of post-employment benefit[1] changes

•	Q4 2012 net revenue lower than previously anticipated

•	2013 EPS guidance adjusted to approximately $2.75 per diluted share from prior outlook of approximately $2.60 per diluted share

•	Final 2012 results and updated historical financials to be issued by March 29

NORTHFIELD, Ill. – Feb. 15, 2013 – Kraft Foods Group, Inc. (NASDAQ: KRFT) today updated its financial outlook for fourth quarter 2012 and full year 2013. Fourth quarter results will reflect the impact of greater-than-anticipated trade inventory reductions, offset by strong gains from cost-savings measures. The company also announced a new, comprehensive strategy for post-employment benefits designed to improve transparency, simplify accounting, and reduce funding volatility.

“We continue to make important changes to re-make Kraft into an industry leader that delivers steady, growing shareholder returns,” said Tony Vernon, CEO of Kraft. “While we weren’t satisfied with our revenue in the fourth quarter, our innovation, productivity and overhead cost reduction programs are paying off. This enabled a double-digit increase in advertising, solid profit from operations and sizable cash flow. We’re off to a strong start so far this year and we remain well-positioned to drive profitable growth in 2013 and beyond.”

[1]	Post-employment benefits refer to the company’s pension, post-retirement and post-employment obligations.

Q4 2012 RESULTS UPDATE

Fourth quarter 2012 net revenue is expected to be 10.7 percent lower than the prior year; lapping 9.2 percent growth in fourth quarter 2011. The decline includes a negative impact of 4.2 percentage points due to a 53rd week of sales in the prior year as well as a 0.7 percentage point positive net impact from currency and sales to Mondelēz International, Inc.

Organic Net Revenue2 is expected to have declined 7.2 percent versus the prior year quarter, lapping 7.8 percent Organic Net Revenue growth in fourth quarter 2011. The decline was due to a negative 6.8 percentage point impact from reductions in trade inventories, as well as a 1.2 percentage point impact from product pruning.

Fourth quarter operating income is expected to be approximately $260 million including a negative impact of approximately $225 million of market-based impacts from post-employment benefits3 as well as approximately $135 million of Restructuring Program4 charges and $46 million of unrealized losses from hedging activities.

Excluding these factors, the company expects to report solid gains from operations versus the prior year quarter. The gains from operations will reflect a reduction in ongoing post-employment benefit costs together with strong gains from productivity and overhead cost reductions that more than offset the impact of lower sales volumes due to retail trade destocking, incremental costs of being an independent public company and a double-digit increase in advertising investment.

The company expects to report earnings of approximately $0.15 per diluted share in fourth quarter 2012 including a one-time, non-cash charge of approximately $0.24 per share due to the market-based impact from post-employment benefits, approximately $0.14 per share of Restructuring Program charges and $0.04 per share of unrealized losses from hedging activities.

[2]	Please see discussion of Non-GAAP Financial Measures at the end of this press release.
[3]	2012 market-based impacts from post-employment benefits includes the impacts of discount rate changes and actual return on assets as well as our one-time change in actuarial assumptions made as we adopted our new strategy.
[4]	As previously disclosed, on Oct. 29, 2012, Kraft’s Board of Directors approved a $650 million restructuring, related implementation and spin-off transition program (“Restructuring Program”) reflecting primarily severance, asset disposals, other manufacturing-related one-time costs and professional service fees within its finance, legal and information systems functions.

The company expects to report final 2012 results, including gross profit, SG&A and segment operating income details, as well as updated historical financial results reflecting the post-employment benefit changes for 2011 and 2010 no later than March 29, 2013.

OUTLOOK FOR 2013

Kraft also updated its guidance for 2013. Consistent with previous guidance, Organic Net Revenue growth is expected to be in line with the growth of the North American food and beverage market despite a negative impact of approximately one percentage point from product pruning.

Earnings per share are expected to be approximately $2.75, up from the previous guidance of approximately $2.60. The adjustment to guidance reflects:

•	an anticipated non-cash benefit of approximately $0.22 per share from the company’s change in post-employment benefit accounting; and

•	a $0.07 per share increase in expected Restructuring Program costs due to a shift in expenses from 2012 to 2013.

Total Restructuring Program costs in 2013 are now expected to be approximately $300 million, or $0.33 per share, up from approximately $240 million previously. Total expected costs over the life of the Restructuring Program remain approximately $650 million.

IMPLEMENTING NEW POST-EMPLOYMENT BENEFIT STRATEGY

The company is executing a four-part strategy to better manage and reduce the volatility of expenses and cash outlays related to its post-employment benefit obligations.

1)	Moving to Mark-to-Market Accounting. The company has adopted a mark-to-market accounting policy for its post-employment benefit obligations and is in the process of reflecting the new accounting in its historical financial statements. This change eliminates the deferral and subsequent amortization of historic gains and losses on plan assets and reflects those gains and losses as part of an annual “market-based impact.” Other benefit costs, including service costs, interest costs and expected return on assets will continue to be expensed within operating results.

2)

Adjusting Actuarial Assumptions. Management has made a one-time adjustment to the actuarial assumptions used to value plan obligations in the areas of retirement, mortality and medical cost trend rates to reflect the population now covered under its plans, including the addition of the North American retirees of Mondelēz International assumed as part of its separation agreement with that company. The effect of these changes will be an increase to ongoing expenses.

3)	Phasing in a Liability-Driven Investment Structure. Management is taking actions to migrate pension plan assets toward a mix of approximately 80% fixed income and 20% equities to better align plan assets with the demographics of plan participants. As a result, the company now expects returns on assets to be approximately 5.50%, down from a previous expectation of approximately 7.75%.

4)	Executing a Level Funding Strategy. Kraft’s funding strategy has been modified to align future cash flows with expenses and reduce cash flow volatility for the company as a whole. To accomplish this strategy, the company will make a pension contribution of approximately $600 million in 2013 and anticipates level, annual pension contributions of approximately $225 million thereafter.

The company expects the 2013 contributions to be funded from cash on hand, as it delivered strong cash flow in 2012 and ended the year with approximately $1.3 billion in net cash and cash equivalents. It expects contributions thereafter to be funded through cash flow from operations. None of the actions outlined today is expected to adversely affect the company’s standing with regard to its debt covenants or its ability to grow its dividend.

“The changes we’re implementing will provide greater transparency to Kraft’s underlying operating results and increase the reliability of future cash generation for shareholders,” said Tim McLevish, EVP and CFO.

CONFERENCE CALL

Kraft will host a conference call to discuss its financial update today, at 6:30 a.m. Central time.

The call will be hosted by:

•	Tony Vernon, CEO

•	Tim McLevish, EVP and CFO

•	Chris Jakubik, VP, Investor Relations

A webcast of the call will be available to the general public in real-time and archived for playback on Kraft’s Web site, http://ir.kraftfoodsgroup.com.

Live Event Dial-in Details:

U.S. Dial-In: 1-888-350-0137

International Dial-In: 1-970-315-0478

Access code: 97940200

To ensure timely access, participants should dial in approximately 10 minutes before the call starts. A listen-only webcast will be provided at http://ir.kraftfoodsgroup.com.

A replay of the conference call will be available until Mar. 1, 2013, by calling 855-859-2056 from the United States and Canada, and 404-537-3406 from other locations. The access code for the replay is 41933758. An archive of the webcast will be available for one year on Kraft’s Web site.

ABOUT KRAFT FOODS GROUP

Kraft Foods Group, Inc. (NASDAQ: KRFT) is North America’s fourth largest consumer packaged food and beverage company, with revenues of approximately $18 billion in 2012. Newly public and independent as of Oct. 1, 2012, the new Kraft has the spirit of a startup and the soul of a powerhouse. The company has an unrivaled portfolio of products in the beverages, cheese, refrigerated meals and grocery categories. Its iconic brands include Kraft, Maxwell House, Oscar Mayer, Planters and JELL-O. Kraft’s 25,000 employees in the U.S. and Canada have a passion for making the foods and beverages people love. Kraft is a member of the Standard & Poor’s 500 index. For more information, visit www.kraftfoodsgroup.com and www.facebook.com/kraft.

FORWARD-LOOKING STATEMENTS

This press release contains a number of forward-looking statements. The words “expect,” “will,” “deliver,” “continue,” “drive,” “anticipate,” “believe,” “can” and similar expressions are intended to identify the forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding Kraft’s post-employment benefit strategy and the impact of the related changes, Kraft’s net revenues, shareholder returns, earnings, operating income, growth, progress and outlook, including Organic Net Revenue and EPS, Restructuring Program costs, pension contributions and funding, debt covenants and future cash generation. These forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond Kraft’s control, and important factors that could cause actual results to differ materially from those indicated in the forward-looking statements include, but are not limited to, increased competition; continued consumer weakness and weakness in economic conditions; Kraft’s ability to differentiate its products from retailer and economy brands; Kraft’s ability to maintain its reputation and brand image; continued volatility and increases in commodity and other input costs; pricing actions; increased costs of sales; regulatory or legal changes, restrictions or actions; unanticipated expenses and business disruptions; product recalls and product liability claims; unexpected safety or manufacturing issues; Kraft’s indebtedness and its ability to pay its indebtedness; Kraft’s inability to protect its intellectual property rights; tax law changes; Kraft’s ability to achieve the benefits it expects to achieve from the spin-off and to do so in a timely and cost-effective manner; and its lack of operating history as an independent, publicly traded company. For additional information on these and other factors that could affect Kraft’s forward-looking statements, see Kraft’s risk factors, as they may be amended from time to time, set forth in its filings with the SEC, including its Registration Statement on Form 10. Kraft disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

BASIS OF PRESENTATION

The condensed consolidated financial statements include Kraft Foods Group, as well as its wholly owned subsidiaries. All intercompany transactions are eliminated. Prior to the spin-off on Oct. 1, 2012, Kraft’s financial statements were prepared on a stand-alone basis and were derived from the consolidated financial statements and accounting records of Kraft’s former parent company, Mondelēz International. Kraft’s financial statements included certain expenses of Mondelēz International which were allocated to Kraft for certain functions, including general corporate expenses related to finance, legal, information technology, human resources, compliance, shared services, insurance, employee benefits and incentives and stock-based compensation. Kraft considers the expense allocation methodology and results to be reasonable for all periods presented. However, these allocations were not necessarily indicative of the actual expenses it would have incurred as an independent public company or of the costs it will incur in the future.

Kraft manufactures and markets food and beverage products, including refrigerated meals, refreshment beverages and coffee, cheese and other grocery products, primarily in the United States and Canada. It manages and reports operating results through five reportable segments. Kraft’s reportable segments are Beverages (formerly known as the U.S. Beverages segment), Cheese (formerly known as the U.S. Cheese segment), Refrigerated Meals (formerly known as the U.S. Convenient Meals segment), Grocery (formerly known as the U.S. Grocery segment) and International & Foodservice (formerly known as the Canada & N.A. Foodservice segment). Kraft includes its Puerto Rico and export operations within its International & Foodservice segment.

NON-GAAP FINANCIAL MEASURES

Kraft reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”).

Kraft’s top-line measure is Organic Net Revenues, which is defined as net revenues excluding the impact of transactions with Mondelēz International, acquisitions, divestitures (including the termination of a full line of business due to the loss of a licensing or distribution arrangement, and the complete exit of a business from a foreign country), currency and the 53rd week of shipments in 2011. Kraft uses Organic Net Revenues and corresponding metrics as non-GAAP financial measures. Management believes Organic Net Revenues better reflect the underlying growth from the ongoing activities of Kraft’s business and provide improved comparability of results.

See the attached schedules for supplemental financial data and corresponding reconciliations of the non-GAAP financial measures referred to above to the most comparable GAAP financial measures for the three and twelve months ended Dec. 29, 2012 and Dec. 31, 2011. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, Kraft’s results prepared in accordance with GAAP. In addition, the non-GAAP measures Kraft uses may differ from non-GAAP measures used by other companies, and other companies may not define the non-GAAP measures Kraft uses in the same way.

# # #

Schedule 1

Kraft Foods Group, Inc.

Condensed Consolidated Statements of Earnings

For the Three Months Ended

(in millions of dollars, except per share data) (Unaudited)

		December 31,
	December 29,	2011	% Change
	2012	(As Revised)	Fav / (Unfav)

Net revenues	$4,494	$5,034	(10.7)%

Operating income	260	508	(48.8)%

Interest and other expense, net	(128)	(1)	(100.0+ )%

Royalty income from affiliates	—	17	(100.0)%

Earnings before income taxes	132	524	(74.8)%

Provision for income taxes	43	205	79.0%
Effective tax rate	32.6%	39.1%

Net earnings	$89	$319	(72.1)%

Per share data[1] :
Basic earnings per share	$0.15	$0.54	(72.2)%

Diluted earnings per share	$0.15	$0.54	(72.2)%

Average shares outstanding:
Basic	594	592	(0.3)%

Diluted	599	592	(1.2)%

[1]

On October 1, 2012, Mondelēz International distributed 592 million shares of Kraft Foods Group common stock to Mondelēz International’s shareholders in connection with its spin-off of Kraft Foods Group. Basic and diluted earnings per common share and the average number of common shares outstanding were retrospectively restated for the three months ended December 31, 2011, for the number of Kraft Foods Group shares outstanding immediately following this transaction.

Schedule 2

Kraft Foods Group, Inc.

Reconciliation of GAAP to Non-GAAP Information

Net Revenues

For the Three Months Ended

(in millions of dollars) (Unaudited)

							% Change		Organic Growth Drivers
			Impact of 53rd		Sales to
	Reported	Impact of	Week of	Impact of	Mondelēz	Organic	Reported	Organic
	(GAAP)	Divestitures	Shipments	Currency	International	(Non-GAAP)	(GAAP)	(Non-GAAP)	Vol / Mix		Price
December 29, 2012

Beverages	$566	$—	$—	$—	$—	$566	(21.9)%	(17.7)%	(17.1	)pp	(0.6	)pp
Cheese	1,096	—	—	—	(12)	1,084	(5.4)%	(2.6)%	(1.4	)pp	(1.2	)pp
Refrigerated Meals	695	—	—	—	—	695	(12.2)%	(7.2)%	(6.7	)pp	(0.5	)pp
Grocery	1,128	—	—	—	(3)	1,125	(11.2)%	(7.4)%	(8.5	)pp	1.1	pp
International & Foodservice	1,009	—	—	(18)	(22)	969	(7.3)%	(5.0)%	(9.2	)pp	4.2	pp

Kraft Foods Group, Inc.	$4,494	$—	$—	$(18)	$(37)	$4,439	(10.7)%	(7.2)%	(7.9	)pp	0.7	pp

December 31, 2011 (As Revised)

Beverages	$725	$—	$(37)	$—	$—	$688
Cheese	1,159	—	(46)	—	—	1,113
Refrigerated Meals	792	—	(43)	—	—	749
Grocery	1,270	—	(55)	—	—	1,215
International & Foodservice	1,088	—	(45)	—	(25)	1,018

Kraft Foods Group, Inc.	$5,034	$—	$(226)	$—	$(25)	$4,783

Kraft’s top-line measure is Organic Net Revenues, which is defined as net revenues excluding the impact of transactions with Mondelēz International, acquisitions, divestitures (including the termination of a full line of business due to the loss of a licensing or distribution arrangement, and the complete exit of a business from a foreign country), currency and the 53rd week of shipments in 2011.

Schedule 3

Kraft Foods Group, Inc.

Condensed Consolidated Statements of Earnings

For the Twelve Months Ended

(in millions of dollars, except per share data) (Unaudited)

		December 31,
	December 29,	2011	% Change
	2012	(As Revised)	Fav / (Unfav)

Net revenues	$18,339	$18,655	(1.7)%

Operating income	2,670	2,828	(5.6)%

Interest and other expense, net	(258)	(7)	(100.0+ )%

Royalty income from affiliates	41	55	(25.5)%

Earnings before income taxes	2,453	2,876	(14.7)%

Provision for income taxes	811	1,101	26.3%
Effective tax rate	33.1%	38.3%

Net earnings	$1,642	$1,775	(7.5)%

Per share data[1] :
Basic earnings per share	$2.77	$3.00	(7.7)%

Diluted earnings per share	$2.75	$3.00	(8.3)%

Average shares outstanding:
Basic	593	592	(0.2)%
Diluted	598	592	(1.0)%

[1]

On October 1, 2012, Mondelēz International distributed 592 million shares of Kraft Foods Group common stock to Mondelēz International’s shareholders in connection with its spin-off of Kraft Foods Group. Basic and diluted earnings per common share and the average number of common shares outstanding were retrospectively restated for the twelve months ended December 31, 2011, for the number of Kraft Foods Group shares outstanding immediately following this transaction.

Schedule 4

Kraft Foods Group, Inc.

Reconciliation of GAAP to Non-GAAP Information

Net Revenues

For the Twelve Months Ended

(in millions of dollars) (Unaudited)

							% Change		Organic Growth Drivers
			Impact of 53rd		Sales to
	Reported	Impact of	Week of	Impact of	Mondelēz	Organic	Reported	Organic
	(GAAP)	Divestitures	Shipments	Currency	International	(Non-GAAP)	(GAAP)	(Non-GAAP)	Vol / Mix		Price
December 29, 2012

Beverages	$2,734	$—	$—	$—	$—	$2,734	(9.0)%	(5.1)%	(5.5	)pp	0.4	pp
Cheese	3,845	—	—	—	(12)	3,833	0.9%	1.8%	(0.4	)pp	2.2	pp
Refrigerated Meals	3,296	—	—	—	—	3,296	(1.0)%	0.3%	(1.3	)pp	1.6	pp
Grocery	4,551	—	—	—	(3)	4,548	(0.1)%	1.1%	(3.8	)pp	4.9	pp
International & Foodservice	3,913	—	—	22	(99)	3,836	(1.1)%	0.8%	(3.0	)pp	3.8	pp

Kraft Foods Group, Inc.	$18,339	$—	$—	$22	$(114)	$18,247	(1.7)%	0.1%	(2.7	)pp	2.8	pp

December 31, 2011 (As Revised)

Beverages	$3,006	$(87)	$(37)	$—	$—	$2,882
Cheese	3,810	—	(46)	—	—	3,764
Refrigerated Meals	3,328	—	(43)	—	—	3,285
Grocery	4,556	—	(55)	—	—	4,501
International & Foodservice	3,955	(4)	(45)	—	(100)	3,806

Kraft Foods Group, Inc.	$18,655	$(91)	$(226)	$—	$(100)	$18,238

Kraft’s top-line measure is Organic Net Revenues, which is defined as net revenues excluding the impact of transactions with Mondelēz International, acquisitions, divestitures (including the termination of a full line of business due to the loss of a licensing or distribution arrangement, and the complete exit of a business from a foreign country), currency and the 53rd week of shipments in 2011.

Schedule 5

Kraft Foods Group, Inc.

Condensed Consolidated Balance Sheet

(in millions of dollars) (Unaudited)

December 29,
2012
ASSETS
Cash and cash equivalents	$1,255
Receivables, net	1,090
Inventories, net	1,928
Other current assets	549
Property, plant and equipment, net	4,204
Goodwill	11,346
Intangible assets, net	2,631
Other assets	326

TOTAL ASSETS	$23,329

LIABILITIES AND EQUITY
Current portion of long-term debt	$5
Accounts payable	1,556
Other current liabilities	2,045
Long-term debt	9,966
Deferred income taxes	288
Accrued pension costs	1,990
Accrued postretirement health care costs	3,501
Other liabilities	407

TOTAL LIABILITIES	19,758
TOTAL EQUITY	3,571

TOTAL LIABILITIES AND EQUITY	$23,329